Exhibit 15
ACCOUNTANTS’ ACKNOWLEDGEMENT
To the Shareholders and Board of Directors
Zoetis Inc.:
We hereby acknowledge our awareness of the use therein of our report dated May 6, 2016, included within the Quarterly Report on Form 10-Q of Zoetis Inc. for the quarter ended April 3, 2016, in the following Registration Statements:

•	Form S-8, dated February 1, 2013, (File No. 333-186367),

•	Form S-8, dated June 25, 2013, (File No. 333-189573),

•	Form S-8, dated November 10, 2014, (File No. 333-200073), and

•	Form S-3, dated July 21, 2015, (File No. 333-205777).
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New York, New York
May 6, 2016